Exhibit 3(a)

BOND PURCHASE AGREEMENT

GK INVESTMENT HOLDINGS III, LLC

and

THE HOLDERS OF THE BONDS

$75,000,000

This BOND PURCHASE AGREEMENT (the “Agreement”), effective as of _______________, 202__ is made and entered into by and among GK INVESTMENT HOLDINGS III LLC, a Delaware limited liability company (the “Company”), and each of the other persons who have executed a Subscription Agreement (defined herein) that have been accepted by the Company (collectively, the “Holders”).

Article 1
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1             Definitions.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein shall have the meanings set forth in Annex A annexed hereto and made a part hereof.

Section 1.2             Rules of Construction.

Unless the context otherwise requires:

(1)             an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in the United States;

(2)             “or” is not exclusive;

(3)             words in the singular include the plural, and words in the plural include the singular;

(4)             provisions apply to successive events and transactions;

(5)             “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(6)             “including” means including without limitation.

Article 2
THE SECURITIES

Section 2.1             Form and Dating.

The Bonds may be issued in book entry form, uncertified form, or certified form. Except for Bonds held by a Depository through a global bond, Bonds will only be certified at the Company’s discretion. The Bonds and the certificate of authentication shall be substantially in the form of Exhibit A hereto and in such other forms as authorized pursuant to this Agreement (the “Form of Bond”). The Bonds may have notations, legends or endorsements required by law, stock exchange rule, automated quotation system, agreements to which the Company is subject, or usage. Each Bond shall be dated the date that the Company determines to be the date when the investor’s Subscription Agreement has been accepted and good funds have been collected. Bonds surrendered for registration of transfer pursuant to Section 2.6 may be reissued (bearing the name of the new registered Holder) with a date reflecting the date such registration of transfer took effect in accordance with the records of the Company. Bonds are not issuable in bearer form.

Section 2.2             Terms.

(1) The Bonds shall be issuable as registered Bonds and in the denominations of One Thousand U.S. dollars ($1,000) or any integral multiple thereof. Initially, the Bonds will be offered starting from the date of qualification of the Regulation A Offering Statement on Form 1-A filed on June 12, 2025, as amended and supplemented from time to time (File No. 024-12626). The Bonds will bear interest at a fixed rate of seven percent (7.0%) per annum payable on each Interest Payment Date. Interest payable shall be calculated using the Interest Accrual Period immediately preceding such Interest Payment Date, if applicable. Interest on the Bonds will be paid monthly on the fifteenth (15th) day of each calendar month and the first interest payment on a Bond will be paid on the fifteenth (15th) day of the calendar month following the issuance of such Bond. In addition, the Company is obligated to pay Bondholders a cumulative non-compounding 1% Deferred Interest Payment on the Maturity Date. The Maturity Date and any extensions for the Bonds shall be set forth in the Form of Bond.

The principal of and the interest on the Bonds, as well as any premium thereon in case of redemption thereof prior to maturity, shall be payable in the coin or currency of the United States of America that at the time is legal tender for public and private debt, at the Corporate Trust Office or agency of the Paying Agent; provided, however, that at the option of the Company and prior written consent of the registered holder of the Bond, payment of interest, may be made by check mailed by the Company directly to the address of the Person entitled thereto as such address shall appear in the Bond Register or shall be wired by the Company in accordance with the wire instructions provided by the registered holder of the Bond. Each Bond shall be dated the date of its authentication by the Company. Interest on the Bonds shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest installment on any Bond that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name said Bond (or one or more Predecessor Bonds) is registered at the close of business on the Record Date for such interest installment. In the event that any Bond is called for redemption and the redemption date is subsequent to a Record Date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Bond will be paid upon presentation and surrender to the Paying Agent of such Bond as provided in Section 2.9. Notwithstanding any other provisions of this Section 2.2, for Bonds held in Global Form payment of principal of and any interest on the Bonds shall be made to a Depositary or its nominee, as the case may be, as the sole registered owner and holder of the Bonds for all purposes under this Agreement.

(2) Any interest on any Bond that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called "Defaulted Interest") shall forthwith cease to be payable to the registered holder on the relevant Record Date by virtue of having been such holder; and such Defaulted Interest shall be paid by the Company, at its election, as provided in clause (1) or clause (2) below:

(a) The Company may make payment of any Defaulted Interest on Bonds to the Persons in whose names such Bonds (or their respective Predecessor Bonds) are registered at the close of business on a special Record Date for the payment of such Defaulted Interest. The Company shall fix a special Record date for the payment of such Defaulted Interest which shall not be more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Company of the notice of the proposed payment. Such Defaulted Interest shall be paid to the Persons in whose names such Bonds (or their respective Predecessor Bonds) are registered on such special record date.

(b) The Company may make payment of any Defaulted Interest on any Bonds in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Bonds may be listed, and upon such notice as may be required by such exchange. Subject to the foregoing provisions of this Section, each Bond delivered under this Agreement upon transfer of or in exchange for or in lieu of any other Bond shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Bond.

(3)  Unless otherwise provided in the applicable form of Bond, no later than 60 days prior to the Maturity Date of a Bond the Company shall send to the Paying Agent, and each holder of record of such maturing Bond as of the Record Date set forth in the Notice of Maturity described in the next succeeding clause, or if no such Record Date is set forth then the date of such Notice of Maturity (a “Maturity Record Date”), a Notice of Maturity (via first class U.S. mail, facsimile or electronic transmission) stating the Maturity Date and whether the Company intends to elect any rights of extension of the Maturity Date as may be set forth in the applicable form of Bond. Unless otherwise provided in the applicable form of the Bond, to the extent the Company fails to provide such Notice of Maturity no later than 60 days prior to the Maturity Date of a Bond, the Company shall be deemed to have waived any right of extension of the Maturity Date and the Company shall pay all amounts due on the Maturity Date.

Section 2.3             Agents.

The Company shall maintain or cause to be maintained an office or agency where Bonds may be presented for registration of transfer or for exchange (“Registrar”), and where Bonds may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Bonds and of their transfer and exchange.

The Company may appoint more than one Registrar or Paying Agent. The Company may act as Paying Agent and/or Registrar. The Company shall notify the Holders of the name and address of any Agent that is not the Company.

The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent; provided, however, that no such removal shall become effective until acceptance or any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor. The Registrar or Paying Agent may resign at any time upon written notice to the Company.

Section 2.4             Paying Agent To Hold Money in Trust.

On or before each due date of the Principal and Interest on any Bond, the Company shall deposit with the Paying Agent (if not the Company) a sum sufficient to pay such Principal and Interest when so becoming due. The Company shall require each Paying Agent (if not the Company) to agree in writing that the Paying Agent will hold in trust for the benefit of the Holders all money held by the Paying Agent for the payment of the Principal of or Interest on the Bonds.

Section 2.5             Holder Lists.

The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders (the “Bondholder List”). The Holder shall update the Company upon any change of its address information (including without limitation its electronic address). A Holder may only request access to such Bondholder List upon the occurrence of an Event of Default as defined in Section 4.1. If a Holder wishes to communicate with other Holders after an Event of Default has occurred, the Holder must first send the proposed communication to the Company to transmit to the other Holders, in any manner of the Company’s choice. If the Company does not transmit the proposed communication to the other Holders within 30 days of receipt, then the Holder may request access to the Bondholder List, which shall not be withheld; provided, that such Bondholder List shall be used solely for purposes of communication regarding the then current Event of Default, if any, and upon any waiver or cure of such Event of Default, the Holder shall return all copies of the Bondholder List to the Company immediately, or destroy the same.

Section 2.6             Transfer and Exchange.

(1)             Form. The Company shall issue the Bonds in book entry form.

(2)             No Duty of Registrar. The Registrar (if not the Company) shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable law with respect to any transfer of any interest in any Bond other than to require delivery of such certificates.

(3)             General Provisions Relating to Transfers and Exchanges.

(a)             Bonds may be exchanged upon presentation thereof at the office or agency of the Bond Registrar (as defined in the Form of Bond), or such other location designated by the Company, for other Bonds of authorized denominations, and for a like aggregate principal amount, upon payment of a sum sufficient to cover any tax or other governmental charge in relation thereto, all as provided in this Section. In respect of any Bonds so surrendered for exchange, the Company shall execute, and such office or agency shall deliver in exchange therefor the Bond or Bonds that the Bondholder making the exchange shall be entitled to receive, bearing numbers not contemporaneously outstanding. In addition to any fee that the Company charges to a Holder of Bond for any registration of transfer or exchange, the Company may also require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any registration of transfer, conversion or exchange thereof.

(b)             Bonds issued upon any registration of transfer or exchange of Bonds shall be the valid obligations of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Agreement, as the Bonds surrendered upon such registration of transfer or exchange.

(c)             Neither the Company nor the Registrar shall be required to register the transfer of or to exchange a Bond between a Record Date and the next succeeding Interest Payment Date.

(d)             Prior to due presentment for the registration of a transfer of any Bond, any Agent and the Company may deem and treat the Person in whose name any Bond is registered as the absolute owner of such Bond for the purpose of receiving payment of principal of and premium, if any, and interest on such Bonds and for all other purposes whatsoever, whether or not such Bond be overdue, and none of the Trustee, neither any Agent nor the Company shall be affected by notice to the contrary.

(e)             Each Holder of a Bond agrees to indemnify the Company against any liability that may result from the transfer, exchange or assignment of such Holder’s Bond in violation of any provision of this applicable United States federal or state securities law, including any violation of the Securities Act.

(f)             Upon any purchase of a Bond, the Company must certify to the Registrar (if not the Company), and the Registrar may not transfer any Bond unless the Company certifies to it, that such transfer would not be required to be registered under the Securities Act or would be excluded from registration pursuant to an exception under the Securities Act.

(g)             The Registrar shall retain copies of all certifications, letters, notices and other written communications received pursuant to this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice.

Section 2.7             Treasury Bonds Disregarded for Certain Purposes.

In determining whether the Holders of the required Principal amount of Bonds have concurred in any direction, waiver or consent, Bonds owned by the Company or an Affiliate shall be disregarded and deemed not to be outstanding, except that, for the purposes of determining whether the Registrar shall be protected in relying on any such direction, waiver or consent, only Bonds that the Registrar has actual knowledge of such ownership shall be so disregarded. Bonds so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Registrar the pledgee’s right to deliver any such direction, waiver or consent with respect to the Bonds and that the pledgee is not the Company or any other obligor upon the Bonds or any Affiliate of the Company or of such other obligor.

Section 2.8             Cancellation.

The Company at any time may deliver Bonds to the Registrar for cancellation. The Paying Agent shall forward to the Registrar any Bonds surrendered to it for payment. The Registrar shall cancel all Bonds surrendered for registration of transfer, exchange, payment or cancellation. The Company may not issue new Bonds to replace Bonds that it has paid or which have been delivered to the Registrar for cancellation, except that (1) where a Bond is surrendered for registration of transfer or partial redemption, then a new Bond of the same number may be issued, and (2) where a Bond is surrendered for exchange, one or more new Bonds may be issued.

Section 2.9             Redemption

(1)            The Bonds may be redeemed, in whole or from time to time in part, subject to the conditions set forth in this Agreement and in the Form of Bond. If the Company elects to redeem Bonds pursuant to this Section 2.9, it shall notify the Holders of the Bonds up for redemption in writing of the redemption date, the redemption price and the principal amount of Bonds to be redeemed. The Company shall give notice of redemption to the applicable Bondholder and any Paying Agent not less than thirty (30) days before the redemption date, together with such documentation and records as necessary to reflect the Company’s selection of Bonds for redemption.

(2)             In case the Company shall desire to exercise any right to redeem all or, as the case may be, a portion of the Bonds in accordance with any right reserved so to do, the Company shall, or shall cause the Paying Agent to, give notice of such redemption to holders of the Bonds to be redeemed by mailing, first class postage prepaid, a notice of such redemption not less than fifteen (15) days and not more than sixty (60) days before the date fixed for redemption to such holders at their last addresses as they shall appear upon the Bond Register unless a shorter period is specified in the Bonds to be redeemed. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder receives the notice. In any case, failure duly to give such notice to the holder of any Bond designated for redemption in whole or in part, or any defect in the notice, shall not affect the validity of the proceedings for the redemption of any other Bonds. If less than all the Bonds are to be redeemed, the notice to the holders of Bonds to be redeemed in whole or in part shall specify the particular Bonds to be so redeemed. In case any Bond is to be redeemed in part only, the notice that relates to such Bond shall state the portion of the principal amount thereof to be redeemed, and shall state that on and after the redemption date, upon surrender of such Bond to the Paying Agent, a new Bond or Bonds in principal amount equal to the unredeemed portion thereof will be issued.

(3)             If less than all of any class or series of the Bonds are to be redeemed, the Company shall give the Bondholder and Paying Agent at least thirty (30) days’ notice in advance of the date fixed for redemption as to the aggregate principal amount of Bonds to be redeemed, and the Company’s selection of the specific Bonds to be redeemed in accordance with the terms of the applicable Bond form. The Company may, if and whenever it shall so elect, by delivery of instructions signed by the Company, instruct any Paying Agent to call all or any part of the Bonds for redemption and to give notice of redemption in the manner set forth in this Section, such notice to be in the name of the Company or its own name as such Paying Agent as it may deem advisable. In any case in which notice of redemption is to be given by such Paying Agent, the Company shall deliver or cause to be delivered to, or permit to remain with, such Paying Agent, as the case may be, such Bond Register, transfer books or other records, or suitable copies or extracts therefrom, sufficient to enable such Paying Agent to give any notice by mail that may be required under the provisions of this Section.

(4)             If the giving of notice of redemption shall have been completed as above provided, the Bonds or portions of Bonds to be redeemed specified in such notice shall become due and payable on the date and at the place stated in such notice at the applicable redemption price, together with interest accrued to the date fixed for redemption and interest on such Bonds or portions of Bonds shall cease to accrue on and after the date fixed for redemption, unless the Company shall default in the payment of such redemption price and accrued interest with respect to any such Bond or portion thereof. On presentation and surrender of such Bonds on or after the date fixed for redemption at the place of payment specified in the notice, said Bonds shall be paid and redeemed at the applicable redemption price, together with interest accrued thereon to the date fixed for redemption (but if the date fixed for redemption is an Interest Payment Date, the interest installment payable on such date shall be payable to the registered holder at the close of business on the applicable Record Date pursuant to this Agreement).

(5)             Upon presentation of any Bond that is to be redeemed in part only, the Company shall execute and the Trustee shall authenticate and the office or agency where the Bond is presented shall deliver to the holder thereof, at the expense of the Company, a new Bond of authorized denominations in principal amount equal to the unredeemed portion of the Bond so presented.

The Bonds may be redeemable at the election of the Bondholder in accordance with Section 6 of the Form of Bond.

Article 3
COVENANTS

Section 3.1             Payment of Bonds

The Company shall pay the Principal of and Interest on the Bonds on the dates and in the manner provided in the Bonds and this Agreement. Principal and Interest shall be considered paid on the date due if the Paying Agent holds in accordance with this Agreement on that date money sufficient to pay all Principal and Interest then due and the Paying Agent is not prohibited from paying such money to the Holders on such date pursuant to the terms of this Agreement.

Section 3.2             Compliance with Laws.

The Company shall, and shall cause the Manager to, conduct its business in compliance with all applicable requirements of all laws, ordinances or governmental rules or regulations to which each of them is subject (including, without limitation, the USA Patriot Act), including, without limitation, all relevant Governmental Approvals, except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect, and except that the Company may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of law, so long as (a) none of the Holders could reasonably be expected to be subject to any civil or criminal liability for failure to comply therewith and (b) the result of such proceedings could not reasonably be expected to have a Material Adverse Effect.

Section 3.3             Existence.

The Company will at all times:

(i)              Preserve and maintain its legal existence as a limited liability company under the applicable laws of the State of Delaware and all of is material licenses, rights, privileges and franchises necessary for the maintenance of its corporate existence; and

(ii)              Comply, in all material respects, with its Organizational Documents.

Section 3.4             Books and Records.

The Company will maintain proper books of record and account in conformity with applicable accounting principles and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company.

Section 3.5.            Appraisals.

While any of the Bonds remain Outstanding, the Company shall commission or otherwise obtain an Appraisal or Boker Opinion of Value of each real property owned by the Company or a subsidiary of the Company, at least once per calendar, including the calendar year following the year in which the property was acquired, and then on or before each subsequent anniversary of the prior Appraisal.

Section 3.6             Amendment to Organizational Documents.

The Company will not amend, modify or change any terms or conditions of any of its Organizational Documents, other than those amendments, modifications or changes that would not reasonably be expected to have a Material Adverse Effect.

Section 3.7             Secured Indebtedness Restriction.

The Company, and its subsidiaries, may incur any indebtedness that would be senior to the Bonds, so long as the Company is in compliance with Section 3.8 of this Agreement.

Section 3.8             Equity-Bond Ratio.

While any of the Bonds remain outstanding, the sum of the aggregate Property Equity Values plus any Cash or Cash Equivalents then held by the Company shall be equal to or exceed seventy percent (70%) of aggregate principal amount of the Outstanding Bonds.

Section 3.9             Bond Service Obligation.

While any Bonds remain outstanding, the Company shall maintain a Cash Coverage Ratio equal to at least 120% of the Company's interest obligations on the Bonds over the next three (3) months.

Article 4
DEFAULTS AND REMEDIES

Section 4.1             Events of Default.

An “Event of Default” occurs if:

(1)             the Company defaults in the payment of any installment of interest, upon any of the Bonds as and when the same shall become due and payable, and continuance of such default for a period of 60 days.

(2)             the Company defaults in the payment of the principal of (or premium, if any, on) any of the Bonds as and when the same shall become due and payable, and continuance of such default for a period of 60 days, whether at maturity, upon redemption, by declaration or otherwise.

(3)             the Company fails to observe or perform any other of its covenants or agreements contained in this Agreement for a period of 120 days after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” hereunder, shall have been given to the Company by the Holders of at least 25% in Principal amount of the Bonds at the time Outstanding, by registered or certified mail;

(4)             the Company pursuant to or within the meaning of any Bankruptcy Law:

(a)             commences a voluntary case,

(b)             consents to the entry of an order for relief against it in an involuntary case,

(c)             consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d)             makes a general assignment for the benefit of its creditors; or

(5)             a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)             is for relief against the Company in an involuntary case,

(b)             appoints a custodian of the Company or for all or substantially all of its property, or

(c)             orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default, whether it is voluntary or involuntary, or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means title 11 of the U.S. Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

The notice under clause (3) above must specify the Event of Default, demand that it be remedied to the extent consistent with law, and state that the notice is a “Notice of Default.”

The Company will provide the Holders of the Bonds with semi-annual reports as required pursuant to Rule 257 of Regulation A that state whether the Company is in compliance with the covenants and other agreements contained in this Agreement. The semi-annual reports will be available to Holders as provided in the offering circular.

Section 4.2             Intentionally Deleted.

Section 4.3             Intentionally Deleted.

Section 4.4             Waiver of Past Events of Default; Postponement of Interest Payments.

(1)             The Holders of a majority in Principal amount of the Bonds by notice to the Company may waive an existing Event of Default and its consequences except:

(a)             an Event of Default in the payment of the Principal of or Interest on any Bond; or

(b)             an Event of Default with respect to a provision that under Section 5.2 cannot be amended without the consent of each Holder affected.

Section 4.5             Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Agreement, the right of any Holder of a Bond to receive payment of Principal and Interest on the Bond, on or after the respective due dates expressed in the Bond, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the applicable Holder; provided, however, that the Holders of a majority in Principal amount of the Bonds may negotiate and enter into a settlement, payment schedule or other arrangement (including, without limitation, the reduction or increase of Interest and Principal due Holders, the modification of the manner, place or terms of payment, and the release or discharge of any claims, fees or amounts due Holders) on behalf of all Holders during the course of any suit, Proceeding or otherwise. In the event of any Proceeding, the settlement, payment schedule or other arrangement referenced in the preceding sentence must be in conformity with applicable Bankruptcy Law and approved by the applicable bankruptcy court before it may become effective.

Section 4.6             Priorities.

After the occurrence and during the continuance of an Event of Default, any money or other property distributable in respect of the Company’s obligations under this Agreement shall be paid in the following order:

First: to Holders for amounts due and unpaid on the Bonds for Principal and Interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Bonds for Principal and Interest, respectively; and

Second: to the Company.

Section 4.7             Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

Section 4.8             Actions of a Holder.

For the purpose of providing any consent, waiver or instruction to the Company, a Holder shall include a Person who provides to the Company an affidavit of beneficial ownership of a Bond together with a satisfactory indemnity against any loss, liability or expense to such party to the extent that it acts upon such affidavit of beneficial ownership (including any consent, waiver or instructions given by a Person providing such affidavit and indemnity).

Article 5
AMENDMENTS

Section 5.1             Without Consent of Holders.

The Company may amend this Agreement or the Bonds without the consent of any Holder:

(1)             to cure any ambiguity, defect or inconsistency; or

(2)             to make any change that does not adversely affect the rights of any Holder; or

(3)             to increase the number of Bonds to be issued pursuant to this Agreement.

Section 5.2             With Consent of Holders.

The Company may amend this Agreement or the Bonds with the written consent of the Holders of at least a majority in Principal amount of the Bonds. However, without the consent of each Holder affected, an amendment under this Section may not:

(1)             reduce the amount of Bonds whose Holders must consent to an amendment;

(2)             reduce the Interest on or, except as provided in Section 6.4, change the time for payment of Interest on any Bond;

(3)             reduce the Principal of or change the fixed maturity of any Bond;

(4)             make any Bond payable in money other than that stated in the Bond; or

(5)             make any change in Section 4.4 or the first sentence of this Section 5.2.

It shall not be necessary for the consent of the Holders under this Section 5.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

Section 5.3             Revocation and Effect of Consents and Waivers.

A consent to an amendment or a waiver by a Holder of a Bond shall bind the Holder and every subsequent Holder of that Bond or portion of the Bond that evidences the same debt as the consenting Holder’s Bond, even if notation of the consent or waiver is not made on the Bond. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Bond or portion of the Bond if the Company receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder.

The Company may, but shall not be obligated to, fix a Record Date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Agreement. If a Record Date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such Record Date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 5.4             Notice of Amendment; Notation on or Exchange of Bonds.

After any amendment under this Article 5 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Article 5.

The Company may place an appropriate notation about an amendment or waiver on any Bond thereafter authenticated. The Company may issue, in exchange for affected Bonds, new Bonds that reflect the amendment or waiver.

Article 6
MISCELLANEOUS

Section 6.1             Notices.

Any notice by one party to the other shall be in writing and sent to the other’s address stated in Section 6.5. The notice is duly given if it is delivered in Person or sent by a national courier service that provides next Business Day delivery or by first-class mail.

A party by notice to the other party may designate additional or different addresses for subsequent notices.

Any notice sent to a Holder shall be mailed by first-class letter mailed to its address shown on the register kept by the Registrar. Failure to mail a notice to a Holder or any defect in a notice mailed to a Holder shall not affect the sufficiency of the notice mailed to other Holders.

If a notice is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

A “Notice” includes any communication required by this Agreement.

Section 6.2             Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in both New York City, New York. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding Business Day that is not a Legal Holiday, and no Interest shall accrue for the intervening period.

Section 6.3             No Recourse Against Others.

A director, officer, employee or member, as such, of the Company shall not have any liability for any obligations of the Company under the Bonds or this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 6.4             Duplicate Originals.

The parties may sign any number of copies, and may execute such in counterparts, of this Agreement. One signed copy is enough to prove this Agreement.

Section 6.5             Variable Provisions.

“Officer” means the Chairman, Chief Executive Officer, President, any Vice-President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company.

The Company initially appoints Great Lakes Fund Solutions, Inc., as Registrar and Paying Agent.

The Company initially establishes the fee for registration of transfer or exchange of a Bond under Section 2.6 at $25 per transfer or exchange.

The Company’s address is:

GK INVESTMENT HOLDINGS III LLC
257 East Main Street, Suite 200

Barrington, IL 60010

(847) 277-9930

Each Holder’s address as set forth in such Holder’s Subscription Agreement.

Section 6.6             Governing Law and Venue.

This Agreement, the Bonds and all claims and causes of action arising hereunder or thereunder or relating hereto or thereto will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflict of law principles that would result in the application of the laws of any other jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Illinois (Cook or Lake counties) or in the federal courts located in the Illinois. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non-convenience.

GK INVESTMENT HOLDINGS III, LLC

By:
Name:
Title:

BONDHOLDER:

By:
Name:
Title:

Signature Page to Bond Purchase Agreement

ANNEX A

DEFINITIONS

“Affiliate” shall mean any Person controlling or controlled by or under common control with the referenced Person. “Control” for this definition means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” shall mean any Registrar or Paying Agent.

“Bankruptcy Law” shall have the meaning set forth in Section 4.1.

“Bonds” shall mean the $75,000,000 in the aggregate of the Company’s 8.0% unsecured bonds offered pursuant to the Company’s Regulation A Offering Statement as defined in Section 2.2, in any case, registered in the name of the Holder thereof and issued in accordance with Article 2 hereof, substantially in the form of Exhibit A.

“Bond Service Obligations” shall mean, for any period or payable at any time, the principal of, premium, if any, on and interest on the Bonds for that period or payable at the time whether due on an Interest Payment Date, at maturity or upon acceleration or redemption.

“Broker Value of Opinion” shall mean an estimate of a property’s market value conducted by a licensed real estate broker, agent or qualified realty firm.

“Business Day” shall mean a day that is not a Legal Holiday.

“Cash and Cash Equivalents” shall have the meaning prescribed by GAAP.

“Cash Coverage Ratio” means the ratio of the Cash and Cash Equivalents maintained by the Company to the aggregate Bond Service Obligations for a period of three (3) months.

“Company” shall mean GK Investment Holdings III LLC, a Delaware limited liability company and all successors thereto.

“Custodian” shall have the meaning set forth in Section 4.1.

“Default” shall mean any event which is, or after notice or passage of time would be, an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.2(2).

“Distribution” shall mean any distribution by the Company (in cash, property of the Company or obligations) on, or other payment or distribution on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Company of, any portion of any equity interest in the Company.

“Event of Default” shall have the meaning set forth in Section 4.1.

“Governmental Approval” shall men any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or restriction by or with, any Governmental Authority.

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, federal, state or local, having jurisdiction over the matter or matters in question.

“Holder” shall mean a Person in whose name a Bond is registered.

“Interest” shall have the meaning set forth in Section 2.4.

“Interest Payment Date” means the date for payment of interest, including any Deferred Interest, as set forth in the applicable Form Bond.

“Material Adverse Effect” shall mean a material adverse effect on (a) the assets, business or financial condition of the Company or (b) the ability of the Company to make timely payments of Principal Interest and other amounts due on the Bonds.

“Maturity Date” shall have the meaning set forth in Section 2.2(3).

“Notice” shall have the meaning set forth in Section 6.1.

“Notice of Maturity” means a notice from the Company to a Bondholder that the Bondholder’s Bond will be maturing on the related Maturity Date.

“Officer” shall have the meaning set forth in Section 6.5.

“Organizational Documents” shall mean the certificate of formation and the limited liability company agreement of the Company, as amended, supplemented or restated from time to time.

“Paying Agent” shall have the meaning set forth in Section 2.9.

“Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Principal” of a Bond means the principal balance of the respective Bond.

“Proceeding” shall mean a liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceeding under Bankruptcy Law, an assignment for the benefit of creditors, any marshalling of assets or liabilities, or winding up or dissolution.

“Property” means any interest in any kind of property or asset, whether, real, personal or mixed, whether tangible or intangible, owned or acquired by the Company or any Subsidiary of the Company.

“Property Value” means either (a) if within two years of the Company's or its subsidiary's acquisition of Property and absent a later dated Appraisal of the Property then the gross purchase price of the Property or if such Property be a Real Property Debt Interest, then the outstanding principal amount of such Real Property Debt Interest; or (b) if on or after the second anniversary of the acquisition of the Property by the Company or its subsidiary if such Property be real property, then the appraised value of the Property in accordance with the Appraisal required under Section 3.5 hereof.

"Property Equity Value" means, with respect to any Property held by the Company or a subsidiary, the Property Value less (1) the aggregate outstanding indebtedness secured by such Property, (2) the aggregate unsecured debt of any subsidiary with a direct or indirect interest in a Property, and (3) the aggregate debt secured by the Company's direct or indirect interest in any Subsidiary, and, if the subject Property be held in a subsidiary, further multiplied by the Company's proportionate interest in such Subsidiary; provided, however, for purposes of this Bond Purchase Agreement, the minimum Property Equity Value of any Property shall be deemed to be $0.00.

“Record Date” have the meaning set forth in the Bonds.

“Real Property Debt Interest” means any note, bond, debenture or other evidence of indebtedness, or interest therein, issued or made by any Person owning, directly or through one or more subsidiaries, real property, and secured by a lien on either (a) real property; or (b) any equity interest in the owner (direct or indirect of real property).

“Registrar” shall have the meaning set forth in Section 6.5.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subscription Agreement” shall mean the agreement by which each Person desiring to become a Holder shall evidence (i) the number of Bonds which such Person wishes to acquire, (ii) such Person’s agreement to become a party to, and be bound by the provisions of, this Agreement and (iii) certain representations regarding the Person’s finances and investment intent.

EXHIBIT A

FORM OF BOND